Exhibit 99.6

Migo Corporation Limited

404 Yu To Sang Building, 37 Queen’s Road Central, Hong Kong

Professional Services | Project Advisory & Consultancy Services

info@migo-corp.com | Tel: 2778 2859 | Fax: 2638 2177

1 December, 2023

Mr. Bun Kwai

Chief Executive Officer

QMMM Holdings Limited

Unit 1301, Block C, Sea View Estate, 8 Watson Road Tin Hau, Hong Kong

Dear Mr. Kwai,

We hereby consent to the references to our name and the inclusion of information, data and statements from our research reports and amendments thereto (collectively, the “Reports”), and any subsequent amendments to the Reports, as well as the citation of our research reports and amendments thereto, in this Registration Statement on Form F-1 (and in all subsequent amendments) in connection with the proposed initial public offering (the “Proposed IPO”) of QMMM Holdings Limited (the “Company”), in the prospectus contained therein, in any other future filings or correspondence with the U.S. Securities and Exchange Commission (the “SEC”), on the websites of the Company and its subsidiaries and affiliates, in institutional and retail road shows and other activities in connection with the Proposed IPO, and in other publicity materials in connection with the Proposed IPO.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

Yours faithfully,

For and on behalf of

Migo Corporation Limited

/s/Juliana Lai
Juliana Lai
Director of Project